Zion's International Team at the Ma'anit-Rehoboth #2 Well

Dear Shareholder and/or Friend of Zion...

How many people does it take to drill a deep well in Israel?
It seems that the answer is: 'A whole lot...'
The picture above was taken this week, on Monday at noon, when the daily rig worker shift-change occurs.
As you can see, thirty eight of us gathered in front of the main gate to the drillsite and dutifully smiled (or grimaced) at the camera.
The people in the identical red clothes are Aladdin's Turkish rig crew, the people in orange clothes are from Baker INTEQ in Italy. Most of the rest are Zion personnel from Israel and the USA.
And so, we fly the Israeli, Italian, Turkish and U.S. flags. A truly international effort.
In deference to those hard at work in Zion's Dallas office, we are also flying the 'Lone Star Flag' (the Texas flag). The 1933 Texas Flag Code assigns the following symbolism to the colors of the Texas flag: blue stands for loyalty, white for purity, and red for bravery.
These are all qualities needed when drilling such a deep well.

Drilling Operations on the Ma'anit-Rehoboth #2 Well

In past weeks, we have drilled this well to approximately 15,850 feet, into the Triassic geological layer, but this week, we have been 'logging' the well. (Next week, we will continue drilling to our final target drilling depth, at approximately 18,000 feet in the (deep) Permian geological layer.)

Having reached 15,850 feet, after the drill pipe has been taken out, what is left is a 15,850 feet, mud-filled, cylindrical hole in the rock. So, we now carry out the 'logging', that is, test and evaluate the well, using electrical wireline well logs. We are running 'open-hole' logs, that is, the well has bare rock walls (with no casing).
A 'sonde' is lowered down the hole on a 'wireline' and various measurements are recorded.
The 'sonde' is a cylinder filled with instruments that can sense the electrical, radioactive and sonic properties of the rocks (and their fluids) and the diameter of the wellbore.
The 'wireline' is an armored cable with steel cables surrounding conductor cables in insulation. It is reeled out from a drum in the back of the logging truck.
The data from the sonde is transmitted up the cable to instruments in the logging truck and recorded on a long strip of paper.
As I mentioned last week, we are using some state-of-the-art Baker Atlas logging equipment, so we hope to obtain very high-quality data.

One of the logs being run is a 'natural gamma ray log'. This uses a scintillation counter to measure the natural radioactivity in the rocks along the wellbore. The gamma ray log is plotted with low radioactivity to the left and high radioactivity to the right. Shales (a very common sedimentary rock) are 'hot' and kick to the right. Sandstones and limestones, potential reservoir rocks, kick to the left. The amount of shale in a sandstone or limestone can be computed from its radioactivity on a gamma ray log.
Another log being run is the 'spontaneous potential log'. This measures the electrical current caused by the contact of mud filtrate in the pores of the rock with the natural waters in the rock.
In all we will be taking seven separate measurements and our geologists will certainly be busy with data analysis and evaluation...
I'll mention that, not only will there be an in-house evaluation of the logging but also an independent analysis by a Houston consultant.
We want to be certain of our conclusions.

Rights Offering

Our staff are busy finalizing the closing of the rights offering, the shares to be issued and the money to be returned as a result of the over-subscriptions received in the rights offering. We are trying to complete this as soon as possible. If you subscribed, thank you for your support and your patience.

RUSSELL Indexes select Zion Oil & Gas (ZN)

On Friday, June 26, 2009 Zion was included in the Russell 3000 ® Index, a value weighted index that measures performance of the top 3,000 stocks of the investable U.S. equity market.

You may have noticed that, on that Friday, the volume of Zion stock traded was over 2.1 million shares and the price jumped dramatically.
This was almost certainly due to the index funds buying ZN stock to ensure that they are correctly balanced to track the index.
As Warren Buffet has commented: "In the short term the market is a popularity contest; in the long term it is a weighing machine."
To have a sustained high share price in the long term, we will need a 'discovery' of hydrocarbons. And that is exactly what we are working on.

Exult and shout for joy, O Zion dweller
for the Holy One of Israel is great in your midst.

Isaiah 12:6

Thank you for your continued support of Zion

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, drilling efforts and potential results thereof and plans contingent thereon, are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

More information about Zion is available at www.zionoil.com or by contacting Kim Kaylor at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com